Exhibit 2.8

WesternZagros Resources Ltd.

Form 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

WesternZagros Resources Ltd. (the “Company”)

Suite 600, 440 2nd Avenue S.W.

Calgary, AB T2P 5E9

2.	Date of Material Change

March 13, 2014

3.	News Release

A news release disclosing the material change was issued through Marketwire on March 13, 2014. The news release was also filed on SEDAR.

4.	Summary of Material Change

Following approval of the declaration of commerciality for the Sarqala discovery on the Company’s Garmian Block in Kurdistan, the Company, its co-venturer Gazprom Neft Middle East B.V. (“Gazprom Neft”) and the Kurdistan Regional Government (the “KRG”) have agreed to end exploration activities on the Garmian Block and the co-venturers have relinquished certain areas of the Garmian Block.

5.	Full Description of Material Change

The Company, as operator under the production sharing contract for the Garmian Block ( the “Garmian PSC”), submitted a declaration of commerciality to the KRG on December 23, 2013 for the Sarqala discovery on the Garmian Block. The KRG has accepted the declaration of commerciality and, accordingly, the development period of the Garmian PSC has commenced effective December 23, 2013 and the Company and Gazprom Neft are required to submit a Garmian Block development plan, outlining future development wells, production facilities and support infrastructure, to the KRG by June 21, 2014. As part of transitioning to development, the Company, Gazprom Neft and the KRG have agreed to end exploration expenditure on the Garmian Block following the completion of the Hasira-1 well. As such, the Company has no further exploration expenditure obligations and will now be able to apply its focus and financial resources on development. Under the terms of the declaration of commerciality, the co-venturers have relinquished the areas of the Garmian Block that are not covered by the development plan area. The development plan area includes the Sarqala and Hasira discoveries. The relinquished area includes the Chwar, Qula, Qulijan and Baram prospects, which are considered non-core to the Company’s development plans. Further information with respect to the prospects which have been retained on the Garmian Block, including resource estimates for such prospects, can be found in the Company’s Statement of Oil and Gas Information contained in its Annual Information Form dated March 13, 2014 and available on SEDAR.

6.	Reliance on subsection 7.1 (2) or (3) of National Instrument 51-102

Not Applicable

7.	Omitted Information

Not Applicable

8.	Executive Officer

Greg Stevenson

Chief Financial Officer

(403) 693-7007

9.	Date of Report

March 21, 2014

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